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                                     EXHIBIT 23.1








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement, relating to the Mental Health Management, Inc. 1993 Stock Option Plan, the Mental Health Management, Inc. 1993 Stock Option Plan for Non-Employee Directors and the Mental Health Management, Inc. Non-Employee Directors' Stock Option Plan on Form S-8, of our report dated January 12, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), on our audit of the consolidated financial statements and financial statement schedule appearing in the Annual Report on Form 10-K of MHM Services, Inc. (formerly "Mental Health Management, Inc.") for the year ended September 30, 1995.






DELOITTE & TOUCHE LLP
Washington, D.C.

July 19, 1996